Media Contacts:   Deborah Paquin
                                                     (714) 727-7960

                                                     Donna Kather
                                                     (714) 727-7943

                                   Analyst Contact:  Misty Ohmart
                                                     (714) 727-7728

AST BOLSTERS ITS MANAGEMENT TEAM, NAMES JAMES T. SCHRAITH AS PRESIDENT AND COO
                       AND BRUCE C. EDWARDS, EXECUTIVE VP
IRVINE, Calif., July 12, 1994--AST Research, the world's No. 5 PC manufacturer, today bolstered its senior management team by promoting James T. Schraith to president and chief operating officer and Bruce C. Edwards to executive vice president. Both AST veterans, Schraith and Edwards were also appointed to the board of directors which now comprises seven members. During Schraith and Edwards' tenure at AST the company has grown into a Fortune 500 company with annual revenue growth of more than 70 percent for the first three quarters of fiscal year 1994. Safi Qureshey remains Chairman of the Board and Chief Executive Officer.
     "AST has grown in sophistication as it has reached multibillion-dollar, world-class status in this rapid-fire, quick-moving industry," said Safi Qureshey, AST Chairman and CEO. "To take advantage of the opportunities for growth in the world's most dynamic industry, the day-to-day business operations will be led by an AST veteran, Jim Schraith, who has been instrumental to AST's growth and success over the years.
     "Jim has a history of managing for results. His organizational management and team building skills, combined with his expertise and track record in sales and service gives him a unique, perspective to guide AST. He understands the industry and has an intimate knowledge and belief in AST's philosophy to deliver the ultimate in customer satisfaction. Jim and Bruce have played vital roles in the company's tremendous growth and will give me the management team to seize the opportunities before us."
     As president and chief operating officer, Schraith will be responsible for worldwide
                                   -more-
operations, sales, marketing and engineering.
     "AST's growth has dramatically outpaced the industry's," said James T. Schraith, AST's new president and chief operating officer. "Process efficiency, with a focus on quality, will be the drive in our operations so we can continue to give our global customers the best product and ownership experience offered in the world."
     Schraith, 36 and a 15-year industry veteran, joined AST in 1987 when revenues totaled $172 million. He most recently served as senior vice president, sales and service, leading the company's worldwide sales and service operations. Under his direction in worldwide sales, AST has expanded its distribution channels and continued to increase unit shipments, achieving a 69 percent volume increase for fiscal year 1993.
     His commitment to AST channel partners has resulted in strong relationships with worldwide distributors, such as: Merisel, Ingram Micro and Tech Data. He has successfully negotiated relationships with strategic distribution partners worldwide, making AST computers easier to obtain, by adding partners such as: CompUSA, Intelligent Electronics, Inacom and MicroAge.
     Schraith was also instrumental in building the company's European presence which resulted in significant growth in excess of the market in that region. Under his direction AST has forged paths in growing and emerging markets such as Africa, Japan and Newly Independent States, with continuing progress in established regions such as Canada.
     Schraith distinguished AST from its competition with a unique vision in service and support that revolutionized customer service early on in the computer marketplace and set new industry standards.
     Edwards, 40, has provided the company with the financial resources necessary to expand its operations as a tier-one industry player. Since he joined AST in 1983, Edwards has been an integral part of AST's executive management team, helping to set up AST's network of international subsidiaries, negotiating the company's 1993 acquisition of Tandy Corp.'s PC manufacturing operations and managing the company's five public offerings.
     "Timed with the start of our new fiscal year, I look forward to working with Safi and Jim in helping AST capitalize on its position as a leader in the worldwide personal computer marketplace," said Bruce Edwards, AST executive vice president and chief financial officer.
     Schraith, Edwards and Wai Szeto, vice president of corporate development, will report directly to Qureshey. Schraith and Edwards join current AST board members: Qureshey, Carmelo J. Santoro, Richard J. Goeglein, Delbert W. Yocam, and Jack Peltason.
     "AST has a vision--that the PC, as an information tool, can have a profound effect on people's quality of life in an ever-changing world," said Qureshey. "Our company mission and goal is to be the easiest company to do business with in every way. Our new management team will help the company build on its success and make this vision and mission a reality."
CORPORATE BACKGROUND
     AST Research Inc. is the world's fifth-largest personal computer manufacturer. The company develops PC products ranging from handheld portable systems to superservers under the Advantage!, Ascentia, Bravo, GRIDPAD, Premmia, Manhattan SMP and Victor brand names. Revenues for the first nine months of fiscal year 1994 totaled more than $1.78 billion, a 78 percent increase over the prior year period. The company reported record sales of $1.4 billion and record volume shipment increases of 69 percent for fiscal year ended July 3, 1993.
     Ranked number 287 on the Fortune 500 list of America's largest industrial companies, AST is represented in 100 countries and operates 43 subsidiaries and sales offices worldwide. Corporate headquarters is located at 16215 Alton Parkway, P.O. Box 57005, Irvine, Calif. 92619-7005. Telephone: (714) 727-4141 or (800) 876-4278. FAX: (714) 727-9355.
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